EXHIBIT (n)(2)

                             RULE 18f-3 PLAN OF THE

                             YIELDQUEST FUNDS TRUST

       WHEREAS, YieldQuest Funds Trust, a Delaware business trust (the "Trust"), is an open- end management investment company registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Trust, on behalf of its series set forth on Exhibit A attached hereto (each, a "Fund" and collectively, the "Funds") desires to adopt this 18f-3 Plan ("Plan") pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended ("1940 Act"); and

       WHEREAS, the Trust's Board of Trustees, including the Trustees who are not interested persons of the Trust and the Funds ("Independent Trustees"), have determined that, in the exercise of their reasonable business judgment and in light of their fiduciary duties, the Plan, including the expense allocation, is in the best interests of each class of each Fund.

       NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

A.     Differences Among Classes. Each class of shares of a Fund:
       -------------------------

              (1) (a) Shall have a different arrangement for shareholder services or the distribution of its shares, and shall pay all of the expenses of that arrangement;

                   (b) May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes; and

                   (c) May pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provision in the advisory contract of the Fund to the investment performance of each class;

              (2) Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

              (3) Shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

              (4) Shall have in all other respects the same rights and obligations as each other class.
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B.     Description of Classes. Each Fund shall offer the following classes of shares on the terms set forth below:

       (1) Investor Class. Investor Class shares shall be subject to an ongoing 12b-1 fee of 0.25% and an administration fee of 0.10%. Investor Class shares shall have a lower initial minimum investment than Institutional Class shares.

       (2) Institutional Class. Effective as of the date that shares of the Investor Class are first offered to the public, existing shares of a Fund shall be reclassified as Institutional Class shares. The Institutional Class shall not charge any Rule 12b-1 fee or administration fee, and shall have a higher initial minimum investment than the Investor Class.

C. Allocation of Class Expenses. Income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses not allocated to a particular class shall be allocated to each class based on the net assets of that class in relation to the net assets of the applicable Fund ("relative net assets").

D. Board Approval. This Plan shall take effect as of the date the Funds' Investor Class shares are first offered for sale to the public. This Plan has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) the Independent Trustees, cast at a meeting or meetings called for the purpose of voting on this Plan. Prior to approving the Plan or any material amendment thereto, a majority of the Trustees and Independent Trustees have determined that the Plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class of a Fund individually and the Fund as a whole. Before any vote on the Plan, the Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.

Approved and adopted as of December 7, 2007.
Amended and restated as of December __, 2008.

                                       -2-
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                                    Exhibit A

                                  List of Funds

YieldQuest Core Equity Fund

YieldQuest Total Return Bond Fund

YieldQuest Tax-Exempt Bond Fund

YieldQuest Flexible Income Fund

YieldQuest Low Duration Bond Fund

YieldQuest Low Duration Tax-Exempt Bond Fund

YieldQuest Core Bond Fund

YieldQuest Core Tax-Exempt Bond Fund

                                       -3-